GlobalSantaFe Announces Settlement of Patent Lawsuit

Houston, Feb. 20, 2007 — Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today announced that it has entered into a settlement and licensing agreement with Transocean that resolves a patent dispute between the two companies and provides for the unrestricted use of dual drilling capabilities on three GlobalSantaFe semisubmersible rigs.

Under the terms of the agreement, GlobalSantaFe will pay a one-time license fee of $12 million related to the construction of three GlobalSantaFe ultra-deepwater rigs equipped with patented dual drilling capabilities: the GSF Development Driller I and GSF Development Driller II, which are already working under contract in the deepwater U.S. Gulf of Mexico, and the GSF Development Driller III, which is currently under construction and scheduled for delivery in early 2009.

GlobalSantaFe has agreed to pay approximately $3 million for royalties related to prior use of the two rigs it has operated with dual activity capabilities, as well as a 3 percent royalty on the future earned dayrates of all three of the rigs when operating in countries in which Transocean has a valid and non-expired patent. As part of the settlement, GlobalSantaFe will withdraw from the European and Brazilian patent opposition proceedings and is prohibited from becoming a party to any other proceeding or cooperating with any party seeking to invalidate Transocean’s patents in any jurisdiction.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448